PRESS RELEASE

ABX Air Enters Into A Watershed ACMI Agreement With All Nippon Airways Co.

Wilmington, Ohio-May 1, 2007-ABX Air (NASDAQ: ABXA) reported today that it entered into an ACMI Agreement to operate two 767-200 aircraft for All Nippon Airways Co. (ANA). The two-year agreement, with an option for annual renewals, begins May 15, 2007. It will support ANA's cargo operations throughout the Asian market including Japan, China and Thailand. ABX Air had announced on February 8 that it was in discussions with ANA.

This watershed agreement marks the first time the Japanese Civil Aviation Bureau (JCAB) has approved a foreign carrier to conduct cargo aircraft operations on behalf of a Japanese airline.

Revenue from this ACMI Agreement is expected to be approximately $22 million on an annualized basis for the two aircraft.

"We are honored to have been granted this authority and are excited at the prospect of entering the Asian market," President and CEO Joe Hete said. "The Asian economy is the fastest growing market in the world, and this agreement underscores ABX's commitment to grow its presence as an international provider of aircraft and aircraft-related services."

ABX Air is a cargo airline that operates out of Wilmington, Ohio, and 17 hubs throughout the United States. In addition to providing airlift capacity and sort facility staffing to DHL, ABX Air provides charter, maintenance and package handling services to a diverse group of customers. ABX is the largest employer in a several-county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air, Inc.'s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to ABX Air's ability to meet its obligations under the ACMI Agreement with ANA, and other factors that are contained from time to time in ABX Air's filings with the U.S. Securities and Exchange Commission, including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on the company's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Air undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact:

Quint O. Turner

Chief Financial Officer

ABX Air, Inc.

(937) 382-5591